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Exhibit 24.1

CONFIRMING STATEMENT

This statement confirms that the undersigned, Larry Antonatos, has authorized and designated Seth Gelman Brian Hurley and Waheed Olowa to execute and file on the undersigned behalf of all forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with U.S. Securities Exchange Commission as a result of the undersigned ownership of or transactions in securities of Brookfield Mortgage Opportunity Income Fund Inc.
(the Company). The authority of Seth Gelman, Brian Hurley and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Seth Gelman, Brian Hurley and
Waheed Olowa are not assuming, nor is the aforementioned
Company assuming, any of the undersigned responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	September 19, 2016

/s/ Larry Antonatos

Larry Antonatos